Exhibit F

New Orleans, Louisiana
September 23, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

Reference is made to the Application-Declaration on Form U-1 in File No. 70-[_____] (hereinafter referred to as the "Application-Declaration"), filed with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended ("Act"), by Entergy Corporation ("Entergy"), a registered holding company, and its wholly-owned public utility subsidiary, Entergy New Orleans, Inc. ("ENO") requesting authorization for Entergy to make short-term loans to ENO in an aggregate principal amount not to exceed $150,000,000 pursuant to the terms of a credit agreement (the "Credit Agreement"), and for other relief.

I am of the opinion that:

1. Entergy and ENO are each validly organized and existing under the laws of their respective states of incorporation.

2. All action necessary to make valid the participation by Entergy and ENO in the proposed transactions contemplated by the Credit Agreement will have been taken when:

(a) the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Public Utility Holding Company Act of 1935, as amended;

(b) appropriate final action shall have been taken by the Boards of Directors and/or authorized officers of Entergy and ENO with respect to the proposed transactions;

(c) the Credit Agreement shall have been duly executed and delivered by each of the parties thereto; and

(d) the United States Bankruptcy Court for the Eastern District of Louisiana ("Bankruptcy Court") shall have entered an appropriate order approving and authorizing the terms of the Credit Agreement and the transaction by the parties contemplated thereunder.

3. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission and (ii) in accordance with the order of the Bankruptcy Court:

(a) all state laws which relate or are applicable to the participation by Entergy and ENO in the proposed transactions contemplated by the Credit Agreement will have been complied with;

(b) borrowings by ENO under the Credit Agreement will be valid and binding obligations of ENO in accordance with their terms and the terms of the order of the Bankruptcy Court; and

(c) the consummation of the proposed transactions by Entergy and ENO will not violate the legal rights of the holders of any securities issued by Entergy or any associate company thereof.

Very truly yours,
/s/ John M. Adams, Jr.
Associate General Counsel - Corporate
    and Securities
Entergy Services, Inc.